Exhibit 10.7

ORBCOMM Inc.

Summary of Compensation of Non-Employee Directors* and
Non-Executive Chairman of the Board
(as of August 1, 2018)

1.	Annual Retainer Fees
•	Non-Employee Directors*: $45,000 in cash paid in quarterly installments.
•	Non-Executive Chairman of the Board: $50,000 in cash paid in quarterly installments.
•

Deferrals:  Directors may elect to defer all or part of the cash payment of retainer fees until such time as specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the Secretary of the Treasury.

2.	Annual Committee Membership Fees (Non-Employee Directors only*)
•	Audit Committee: $6,000 ($20,000 for the Chair).
•	Compensation Committee: $5,000 ($12,000 for the Chair).
•	Nominating and Corporate Governance Committee: $3,000 ($10,000 for the Chair).
•	Fees are paid in quarterly installments in cash.
•

Deferrals: Directors may elect to defer all or part of the cash payment of committee fees until such time as specified, with interest on deferred amounts accruing quarterly at 120% of the Federal long-term rate set each month by the Secretary of the Treasury.

3.	Annual Awards
•

Non-Employee Directors*/Non-Executive Chairman of the Board:  Effective January 1, 2019, time-based restricted stock units (RSUs) granted on or about January 2 of each year with a value of $100,000 based on the closing price of the Company’s common stock on Nasdaq on the date of grant and vesting on the immediately following January 1.  The RSUs will be granted to eligible directors under the Company’s 2016 Long-Term Incentives Plan.

*	Other than Mr. Fuchs, who does not receive annual retainer fees, committee membership fees or annual awards of RSUs.

AmericasActive:12420931.2

•	Deferrals: Directors may elect to defer the vesting of all or part of the RSUs to a fixed date that is at least one year after the grant date.
4.	Non-Executive Chairman of the Board Salary
•	Annual base salary of $55,000 (at-will employment)

2

AmericasActive:12420931.2